EXHIBIT 99.1

Innotrac Corporation Announces 2012 Second Quarter Results

ATLANTA, GA (August 14, 2012) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the second quarter and six months ended June 30, 2012.  The Company reported a 23.3% increase in service revenues to $20.4 million for the quarter versus $16.6 million reported in the comparable period in 2011.  For the six months ended June 30, 2012, the Company reported a 23.3% increase in service revenues to $41.8 million from $33.9 million reported in the comparable period in 2011.  The increase in service revenue for both the quarter and six months ended June 30, 2012 was primarily due to the addition of new client programs and a net increase in volume from existing clients.

Total revenues, which include service and freight revenue, increased 23.3% to $22.9 million from $18.6 million for the three months ended June 30, 2012 and 2011 respectively and increased 19.0% to $47.1 million from $39.6 million for the six months ended June 30, 2012 and 2011 respectively.  Changes in freight revenue have minimal impact on the Company’s operating income since they are billed as pass through expenses.

The Company reported net income of $441,000, or $0.03 per share, fully diluted, for the three months ended June 30, 2012, versus a net loss of $816,000, or ($0.06) per share in the comparable period of 2011.  For the six months ended June 30, 2012, the Company reported net income of $886,000, or $0.07 per share, fully diluted, versus a net loss of $1.3 million, or ($0.10) per share in the comparable period of 2011.

“We’re excited that we’ve grown revenue by over 23% during the first half of the year but more excited that for the comparable six month period, our operating profitability has improved by $2.2 million.   We’ve launched several new clients in various fulfillment centers across our 8 U.S. locations.  Two of these are in our recently opened and highly automated facility in Groveport, Ohio, with another expected to launch in that facility later this year.  As a “Best-in-Breed” service provider we continue to see solid sales opportunities as the market continues to shift towards our strength and away from an “End-to-End” approach.  We continue to stay disciplined and only partner with strategic brands which can effectively utilize our superior facilities and IT infrastructure,” said Scott Dorfman, Innotrac’s CEO.

“We ended the quarter with no outstanding advances on our line of credit and $2.3 million in cash.  Our balance sheet remains strong and affords us ample opportunity to continue to invest in our facilities and infrastructure as we bring on new profitable clients,” said George Hare, CFO.

Innotrac
Innotrac Corporation (NASDAQ INOC), founded in 1984 and based near Atlanta, Georgia, is a best-of-breed commerce provider integrating digital technology, fulfillment and contact center solutions to support global brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues and pricing pressures, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, and numerous other factors discussed in Innotrac’s 2011 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Service revenue	$20,449	$16,589	$41,769	$33,876
Freight revenue	2,497	2,025	5,347	5,707
Total revenue	22,946	18,614	47,116	39,583

Cost of service revenues	9,624	7,684	19,958	15,436
Freight expense	2,411	2,064	5,176	5,702
Selling, general and
administrative expenses	9,508	8,794	19,257	18,002
Depreciation and amortization	891	840	1,716	1,691
Total operating expenses	22,434	19,382	46,107	40,831
Operating income (loss)	512	(768)	1,009	(1,248)
Interest expense	69	48	122	94
Other expense	3	-	2	-
Total other expense	72	48	124	94
Income (loss) before income taxes and noncontrolling interest in net loss	440	(816)	885	(1,342)
Income tax	-	-	-	-
Noncontrolling interest in net loss	1	-	1	-
Net income (loss)	$441	$(816)	$886	$(1,342)

Earnings per share:
Basic	$0.03	$(0.06)	$0.07	$(0.10)
Diluted	$0.03	$(0.06)	$0.07	$(0.10)

Weighted average shares
outstanding:
Basic	13,010	12,815	13,020	12,838
Diluted	13,010	12,815	13,020	12,838

INNOTRAC CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash	$2,323	$3,283
Accounts receivable (net of allowance for doubtful accounts of $100 at June 30, 2012 and $97 at December 31, 2011)	15,729	16,977
Inventory	605	743
Prepaid expenses and other	1,394	1,066
Total current assets	20,051	22,069

Property and equipment, net	14,288	11,173
Other assets, net	1,216	1,100
Total assets	$35,555	$34,342

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,631	$7,914
Line of credit	-	-
Equipment loan	1,800	-
Accrued expenses and other	4,780	4,484
Total current liabilities	12,211	12,398

Noncurrent Liabilities:
Other non-current liabilities	2,574	2,128
Total noncurrent liabilities	2,574	2,128

Total shareholders' equity	20,770	19,816
Total liabilities and shareholders' equity	$35,555	$34,342

INNOTRAC CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	(Unaudited)
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$885	$(1,342)
Adjustments to net loss:
Depreciation and amortization	1,716	1,691
Provision for bad debts	5	35
Gain on disposal of fixed assets	-	(16)
Stock compensation expense (income)-stock options	-	2
Stock compensation expense-restricted stock	68	(25)
Changes in operating assets and liabilities:
Accounts receivable, gross	1,243	4,520
Inventory	138	2,838
Prepaid assets and other	(294)	(155)
Other long-term assets	(68)	38
Accounts payable, accrued expenses and other	(2,342)	(3,379)
Other long-term liabilities	(105)	19
Net cash provided by operating activities	1,246	4,226

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,753)	(748)
Proceeds from disposition of assets	-	17
Net change in noncurrent assets and liabilities	-	(7)
Cash used in investing activities	(3,753)	(738)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under line of credit	-	-
Borrowings on equipment loan	1,800	-
Capital lease payments	(216)	(142)
Contribution from noncontrolling interest	-	17
Loan fees paid	(37)	(34)
Cash provided by (used in) financing activities	1,547	(159)

Net (decrease) increase in cash	(960)	3,329
Cash, beginning of period	3,283	238
Cash, end of period	$2,323	$3,567